Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-148125 on Form S-8 of our report dated May 19, 2008, relating to the financial statements and financial statement schedules of China Sunergy Co., Ltd., appearing in this Annual Report on Form 20-F of China Sunergy Co., Ltd. for the year ended December 31, 2007.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Shanghai, China

June  6, 2008